Exhibit 99.1

PRIVATE AND CONFIDENTIAL

January 16, 2017

Yutaka Niihara, MD, MPH

Chairman, CEO

Emmaus Life Sciences, Inc.

21250 Hawthorne Blvd, Suite 800

Torrance, CA 90503

Re:         Letter of Intent for Acquisition

Dear Dr. Niihara:

This letter confirms our understanding of the mutual present intentions of Generex Biotechnology Corporation (the “Purchaser”) and Emmaus Life Sciences Inc. (the “Company”) and, hereinafter also together referred to as the “Parties”, with respect to the principal terms and conditions under which the Purchaser will acquire a controlling interest of the outstanding capital stock of the Company for a total consideration of $225,000,000 (hereinafter referred to as the “Acquisition”).

The obligations of the Parties hereto to consummate the Acquisition are subject to the negotiation and execution of a formal Purchase Agreement referred to in paragraph 4 below. This letter is intended to be binding regarding the provisions set forth in this letter and the Parties will use their best good faith efforts to enter into a formal Purchase Agreement incorporating the terms of this letter. Without affecting the general applicability of the foregoing, the provisions set forth in paragraphs 10, 11, 13, 14 and 16 shall survive the termination hereof. This letter shall not confer on any person or entity, other than the parties hereto, any rights or remedies.

1.    Terms:

a.    Purchase of Stock. At the closing (the “Closing”), subject to the satisfaction of all conditions precedent contained in a formal Purchase Agreement, the Purchaser will purchase Fifty One (51%) percent of the issued and outstanding common stock of the Company at the Closing (the “Shares”). The parties further agree that should any warrants, options or other convertible securities subsequently be exercised so Purchaser will hold less than 51% of outstanding Shares, Purchaser shall receive the appropriate adjustment in Shares to ensure that the Fifty One (51%) percent equity position remains.

b.    Purchase Price. The purchase price for the Shares will consist of $10,000,000 in cash and $215,000,000 worth of the Purchaser’s Common Stock. Purchaser’s Common Stock will be valued at $3.80 per share at the Closing, provided that if a material event occurs that increases the fair market value of Purchaser’s shares prior to the Closing, the value of the Purchaser Common Stock shall be increased to such higher market value up to a maximum of $12.00 per share. The Parties agree and acknowledge that the foregoing price per share assumes the consummation of a reverse stock split of Purchaser’s Common Stock at a 1000 to 1 basis, and if such reverse stock does not occur or occurs on different terms, the per share price shall be adjusted accordingly. The Purchaser’s capital stock will be issued without registration or qualification to the Company. The Company Shares will be issued to Purchaser without registration or qualification to Purchaser.

c.    Company Earn Back. The Company shall have the right to “Earn Back” up to Thirty Six (36%) percent of its capital stock (out of the total 51% issued to Purchaser at closing) upon achieving one of the following conditions:

i.     Receiving FDA approval by July 7, 2017 (unless the approval date is extended by the FDA for administrative reasons beyond the Company’s control, in which case such later date of FDA approval shall apply), for its oral pharmaceutical grade L-glutamine treatment for sickle cell anemia and sickle ß0-thalassemia that has successfully completed its Phase III Clinical Trial;; or

ii.    Securing a contractual agreement with a pharmaceutical company to which Company receives an upfront payment from the pharmaceutical company.

In respect of this earn back right, Purchaser shall grant to the Company or its designee an option to acquire up to 36% of the Company shares from Purchaser, which option shall be exercisable upon the occurrence of the events set forth in clause i or ii above at an exercise price of $100 for each One Percent (1%) of the Company’s capital stock. The foregoing option shall be assignable by the Company in whole or in part. In addition, upon “Spin off” of Company as provided in paragraph 3 below, Company shall have the right to buy back from Purchaser an additional Five (5%) percent of its capital stock at valuation equal to the then current fair market value less a ten (10%) discount. In respect of this buyback right, Purchaser shall grant to the Company or its designee an option to acquire the 5% buyback shares which shall be exercisable upon the occurrence of the spin off with an exercise price equal to 90% of the then fair market value of the Company stock. The consideration for such purchase shall be in cash.

d.    Purchaser Earn Back. Purchaser is agreeing at Closing to issue to Company Two Hundred and Fifteen Million ($215,000,000) dollars’ worth of its common stock as part of the compensation for the acquisition; BUT should Company not receive the expected FDA approval by July 7th 2017 (unless the approval date is extended by the FDA for administrative reasons beyond the Company’s control, in which case such later date of FDA approval shall apply) for its oral pharmaceutical grade L-glutamine treatment for sickle cell anemia and sickle ß0-thalassemia that has already completed its Phase III Clinical Trial and more trials, tests or other requirements for approval by the FDA is required resulting in additional time to achieve such approval and additional expense, such funds may be raised by Purchaser (at request of Company) or by Company.  If Purchaser (at Company’s request) agrees to pay for all the additional work, then Company agrees that either Company will issue additional Company shares to Purchaser in consideration for such funding, or Purchaser has the right to receive back an amount of its common stock originally issued to Company at Closing. The amount of additional issuance or earn back will be in direct proportion to the amount of funds needed by Company to pay for the additional work required by the FDA to achieve final approval and contributed to the Company by Purchaser. For example, should Purchaser be required to expend an additional Thirty ($30) Million dollars so Company can effectuate the additional work for the FDA then Purchaser shall receive back from Company the number of Purchaser’s common stock issued to Company at closing equal to the additional funds provided by Purchaser to Company divided by the price per Purchaser share applied at the Closing or Company shall issue $30 million worth of Company stock, valued at the Closing valuation. For clarity, $215,000,000 worth of common stock less $30,000,000 worth of common stock at the valuation when originally issued at original closing resulting in a net $185,000,000 of Purchaser common stock to Company. Alternatively, Company shall have the right to raise the funds on its own by sale of Purchaser shares (subject to Purchaser’s right of first refusal) or issuance of its own shares of capital stock.

e.    Payment of Ten ($10,000,000) Million.  As good faith, Purchaser agrees that upon execution of this Letter of Intent and by no later than January 16, 2017, the date set for representatives of both Purchaser and Company to meet in Los Angeles, California, Purchaser shall provide Company with an initial deposit of five hundred thousand dollars ($500,000, the “Deposit”) at their meeting place on January 16, 2017. The Parties further agree that Purchaser shall provide an additional one million, five hundred thousand dollars ($1,500,000, the “Additional Deposit”) within three (3) weeks of the Parties meeting on January 16th, 2017. In addition, upon signing of the formal Purchase Agreement, which the Parties anticipate to occur no later than 45 days after the date of this letter, Purchaser shall provide an additional two million dollars ($2,000,000, the “Second Additional Deposit”) The remaining six million dollars ($6,000,000) shall be paid at closing of the formal Purchase Agreement, which shall be done no later than sixty (60) days from the date of this letter. If the formal Purchase Agreement is not executed within the forty five (45) days after the date of this letter, or the Closing does not occur within sixty (60) days after the date of this letter, all deposits then made to Company shall be refunded to Purchaser within five (5) business, plus a breakup fee equal to warrants to acquire Company capital stock with a market value of $500,000 with a strike price corresponding to the Closing valuation of Company at $450 million. The breakup fee shall be payable only if the failure to execute the Purchase Agreement or the close is not caused by the fault of or breach of obligations by Purchaser.

f.     Potential Transactions with Third Parties. If the Company engages in advanced negotiations regarding a potential licensing of Company’s technology or strategic partnership transaction with respect to the Company technology, Company will inform Purchaser of the proposed terms of such a transaction and the Parties will engage in good faith discussions regarding the structure of such a transaction.

g.    Purchaser’s NASDAQ Listing. Purchaser agrees to file for and receive a listing on NASDAQ immediately after the closing of the Acquisition. The Parties agree that receiving this listing will be a material term of the formal Purchase Agreement. Furthermore, the Parties acknowledge and understand that procedurally NASDAQ has a review process that allows NASDAQ up to thirty (30) days to respond to any filing made by Purchaser. Such thirty day response period begins once NASDAQ receives the filing. In addition, when comments are received back from NASDAQ by Purchaser and Purchaser responds, NASDAQ once again has up to an additional thirty days to respond to Purchaser’s responses. Therefore, the Parties agree that Purchaser will use all reasonable efforts to expedite the approval process and Company agrees to allow Purchaser up to four months from the Closing to receive approval from NASDAQ for an “up-listing” or at least provide Company with documentation that the filing has been made AND that NASDAQ is committed to the listing pending some request for additional information. In such case, the Parties agree that Purchaser will have the additional time to complete the listing requirement. For example, NASDAQ will require audited financial statements of the Company for the filing. Purchaser will assist Company but any such delay by Company to complete said audit could delay the approval process. Therefore, the Parties agree to work together to facilitate and expedite the process so that the up-listing will be successful and timely. But, should Purchaser not be able to receive approval from NASDAQ for listing within the above timeline (except for reasonable delays not to exceed [30] days in the aggregate), Company shall have the absolute right, at its sole discretion, to rescind the transaction. Notwithstanding any other provision of this paragraph, in the event that the up listing is not consummated by October 31, 2017 (“Final Listing Date”), regardless of the cause, Company shall have the absolute right, at its sole discretion, to rescind the Acquisition; provided however if the FDA approval date is extended by the FDA for administrative reasons beyond the Company’s control, then the Final Listing Date shall be delayed for a corresponding period. Rescission shall be defined as:

i.     Purchaser’s surrender of Company’s capital stock back to Company less an amount equal to $10,000,000 worth (amount of cash Purchaser provided Company at closing) of Company capital stock based upon an agreed valuation of Company at time of Closing equal to $450 Million dollars, with any antidilution adjustments for subsequent issuance of shares of capital stock by Company and

ii.    Company’s surrendering of Purchaser’s capital stock back to Purchaser less an amount equal to $10,000,000 worth of Purchaser’s capital stock based upon the same valuation of Purchaser at time of Closing.

Purchaser’s obligation to surrender Company’s capital stock in exchange for Purchaser’s capital stock pursuant to the rescission shall be evidenced by an option granted from Purchaser to Company to allow the Company to acquire Company capital stock from Purchase at an exercise price equal to the Purchaser capital stock, after adjustment for the $10,000,000 cash investment. The foregoing option shall be assignable by the Company in whole or in part.

h.    Anti-Takeover Provision. The Parties further agree to ensure that legal counsel’s for both Company and Purchaser shall include within any formal Purchase Agreement a provision outlining “poison pill” language to thwart any attempt to remove either Dr. Yutaka Niihara (Company CEO and after transaction Executive Chairman of combined entity) and/or Joseph Moscato (CEO of Purchaser) during the term of their employment with the joint entity post-merger. Such provision shall be incorporated as a material term of the formal Purchase Agreement.

2.    Board Representation. Upon closing, Dr. Yutaka Niihara shall be elected to serve as Purchaser’s Executive-Chairman of the Board that will include all rights and privileges commonly associated to such a position including management responsibilities along with the CEO. To provide business and management continuity to Company, Purchaser agrees that Company’s existing board of directors shall continue to be the directors of Company for a period of three years. A representative of Purchaser will be elected as a director of Company. Purchaser shall enter into a voting agreement with certain other major stockholders of Company that it will vote with such major stockholders to preserve the current board composition of Company, with the addition of a Purchaser representative, for a period of 3 years or until a spin off (as defined in section 3 below) of the Company occurs. Purchaser shall execute and deliver an irrevocable proxy coupled with an interest in connection with such voting agreement.

3.    Stockholder Approval. Prior to the closing, the certificate of incorporation and bylaws of Company shall be amended to provide that for any matter for which the approval of stockholders representing a majority of outstanding shares is required, the approval of stockholders representing a 55% majority of outstanding shares shall be required.

4.    “Spin off” of Company. Purchaser and Company agree that once Company has achieved its required benchmarks of:

i.   Receiving FDA approval by July 7, 2017 (unless the approval date is extended by the FDA for administrative reasons beyond the Company’s control, in which case such later date of FDA approval shall apply) for its oral pharmaceutical grade L-glutamine treatment for sickle cell anemia and sickle ß0-thalassemia that has successfully completed its Phase III Clinical Trial; or

ii. Securing a contractual agreement with a pharmaceutical company to which Company receives an upfront payment from the pharmaceutical company, then the Company, at the discretion of the Board of the Company, shall have the option and right of spinning off as a public or private company or file as quickly as possible with the Securities and Exchange Commission (“SEC”) and effectuate an S-1 filing according to the United States Security Act to “Spin off” Company for a listing on a major U.S. Exchange (i.e. NASDAQ or NYSE), without any further consent of Purchaser. Purchaser shall cooperate fully with Company with the effectuation of such an S-1 filing.

5.    Formal Purchase Agreement. The Purchaser and the Company hereby agree to use reasonable diligence to commence good faith negotiations in order to execute and deliver a definitive stock purchase relating to the Acquisition (the “Purchase Agreement”) acceptable to parties hereto within 45 days of Company’s acceptance of this letter. All terms and conditions concerning the Acquisition shall be stated in the Purchase Agreement (or agreements to be entered into pursuant to the Purchase Agreement), including without limitation, representations, warranties, covenants, holdback provisions and indemnities that are usual and customary in a transaction of this nature as such may be mutually agreed upon between the parties.

6.            Representations and Warranties. The Purchase Agreement will contain representations and warranties customary to transactions of this type, including without limitation, representations and warranties by the Company and Purchaser, as applicable, as to (a) the accuracy and completeness of the Company’s and Purchaser’s financial statements for the past three years and current financial statements; (b) disclosure of all the Company’s and Purchaser’s contracts, commitments and liabilities, direct or contingent; (c) the physical condition, suitability, ownership and absence of liens, claims and other adverse interests with respect to the Company’s and Purchaser’s assets; (d) ownership of the Shares and Purchaser’s shares; (e) the absence of liabilities with respect to the Company and Purchaser, other than as set forth a balance sheet dated as of the date of the execution of this letter of intent, and liabilities incurred in the ordinary course of business since that date; (f) the absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Company and Purchaser; (g) the absence of pending or threatened litigation, claims, investigations or other matters affecting the Acquisition, Company or Purchaser; (h) the Company’s and Purchaser’s compliance with laws and regulations applicable to its business and obtaining all licenses and permits required for its business; and (i) the due incorporation, organization, valid existence, good standing and capitalization of the Company and Purchaser.

7.            Conditions to Consummation of the Acquisition. The obligation of the Parties with respect to the Acquisition shall be subject to satisfaction of conditions customary to transactions of this type, including without limitation;

a.             Execution of the formal Purchase Agreement by the Parties;

b.            Satisfactory completion of all due diligence by the Parties (a due diligence list will be provided to the Company upon execution of this Letter of Intent) including, but not limited to, full access to all properties, documents, contracts, books, records and operations of either Party relating to their individual businesses. The Parties will furnish to each other copies of documents and with such other information as either Party may request.

8.            “Stand Still”. Upon the execution of this letter of Intent and until such time either of the Parties gives notice of termination of negotiations OR the latest sixty (60) days after the Parties’ date of this letter, the Company agrees to not enter into nor continue any existing negotiations for any financing, merger or acquisition of the Company or its assets, except for obtaining investments from existing stockholders of Company, investments with other investors (provided Purchaser shall have the right to maintain its 51% ownership as of the Closing without additional consideration in the event additional shares are issued pre-Closing), and discussions regarding licensing Company’s technology that have already been commenced (provided Company will inform and discuss such transactions with Purchaser prior to finalization) (“Permitted Activities”). The Company acknowledge that the Purchaser will incur significant expense in connection with its due diligence review and preparation and negotiation of the Purchase Agreement. As a result, upon execution of this Letter of Intent, except for the Permitted Activities, the Company shall terminate any existing discussions or negotiations with, and shall cease to provide information to or otherwise cooperate with, any party other than the Purchaser and its representatives with respect to an Acquisition Transaction (as defined below). In addition, from and after the date hereof, except for the Permitted Activities, none of the Company nor any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions or negotiations with or participate in any discussions or negotiations with or provide any information to or otherwise cooperate in any other way with, or enter into any agreement, letter of intent or agreement in principle with, or facilitate or encourage any effort or attempt by any corporation, partnership, company, person or other entity or group (other than the Purchaser and its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents) concerning any merger, joint venture, recapitalization, reorganization, sale of substantial assets, sale of any shares of capital stock, investment or similar transaction involving the Company or any subsidiary or division of the Company (each, an “Acquisition Transaction”). Except for the Permitted Activities, the Company shall notify the Purchaser promptly of any inquiries, proposals or offers made by third parties to the Company or any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents with respect to an Acquisition Transaction and furnish the Purchaser the terms thereof (including, without limitation, the type of consideration offered and the identity of the third party). Except for the Permitted Activities, Company shall deal exclusively with the Purchaser with respect to any possible Acquisition Transaction and the Purchaser shall have the right to match the terms of any proposed transactions in lieu of such parties.

9.            Conduct of Business. The Company shall use its commercially reasonable efforts to preserve intact the business organization and its Board, employees and other business relationships of the Company; shall continue to operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; shall use its reasonable efforts to maintain the Company’s current financial condition, including working capital levels; shall not incur any indebtedness (except in the ordinary course, pursuant to agreements entered into prior to the date hereof or pursuant to the Permitted Activities) or enter into any agreements to make business or product line acquisitions; and shall not declare or make any dividend or stock distributions.

10.    Expenses. Each of the Parties shall pay all of its expenses incident to this Letter of Intent, the Purchase Agreement and consummation of the transactions contemplated hereby and thereby. The Parties each represent and warrant that there are no brokerage or finder’s fees which are or will be payable in connection with the Acquisition.

11.    Confidentiality. The Parties understand that they will be disclosing Confidential Information including, but not limited to, Intellectual Property Information to each other. Therefore, the Parties agree to receive Confidential Information for the sole purpose of discussing and negotiating a formal Purchase Agreement between them. “Confidential Information” shall mean and include Confidential Information” means and includes (i) all material, non-public information, materials or data in any form (whether disclosed before or after the date of this Agreement, or whether oral, written, graphic, electronic, visual or fixed in any tangible medium of expression) which the party receiving the information (“Receiving Party”) knows or has reason to know is confidential to the disclosing party (“Disclosing Party”), (ii) the Disclosing Party’s trade secrets, know how, current and future business plans, current and future marketing plans and strategies, current and future business models and plans, current and future business methods, practices and models, identities of vendors and product lines, customer or prospect data, records, information and profiles, supplier or vendor information (including contact information), pricing and data,  historical or prospective financial information, budgets, cost and expense data, personnel records, information and contracts, and (iii) any other information of the Disclosing Party which, when disclosed in a written or other tangible form, is conspicuously marked “Confidential,” “Proprietary” or “Secret” or, when disclosed verbally, the Receiving Party is sent a written summary of such information within thirty (30) days following its disclosure which identifies such information as “Confidential,” “Proprietary” or “Secret.”All Confidential Information delivered pursuant to this Agreement;

a.    shall not be copied, distributed, disclosed, or disseminated in any way or form by the Receiving Party without the prior written consent of the Disclosing Party except as provided in this Letter of Intent;

b.    shall be maintained in confidence, and may only be disclosed to those representatives of Receiving Party who (1) have a need to know the same in order to use it for the purpose described above, and (2) have executed a confidentiality agreement containing the similar terms as this Agreement, thereby obligating them to maintain the secrecy of Confidential Information;

c.    shall not be used by Receiving Party for any purpose except that which is stated in above, without the express prior written permission of Disclosing Party; and

d.           shall remain the property of Disclosing Party.  Except as provided in the next sentence, in the event the parties do not proceed with the transaction which is the subject of this Agreement, or at any time after a party has determined not to continue with a possible transaction, upon written request of Disclosing Party, Receiving Party shall promptly return to Disclosing Party all written material provided by Disclosing Party, including but not limited to Confidential Information, and will destroy any other written material containing or reflecting any Confidential Information (whether prepared by Receiving Party or its Representatives) and will not retain any copies, extracts or other reproductions, in whole or in part, of such written material. Receiving Party’s law department may, however, retain one copy of the material provided by Disclosing Party for the sole purpose of evaluating non-compliance with this Agreement. All documents, memoranda, notes and other writings prepared by Receiving Party and its Representatives based on Confidential Information shall be destroyed, and such destruction shall be certified in writing to Disclosing Party by an authorized officer of Receiving Party supervising such destruction.

12.  Disclosure. The Parties agree that each shall cause its directors, officers, shareholders, employees, agents, other representatives and affiliates not to disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this letter and the terms thereof, unless in the opinion of such Party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with the other.

13.    Termination. Subject to the terms of this letter, upon the earlier of (a) the mutual written agreement of the Parties hereto; (b) the giving of notice by either Party of the termination of negotiations of a Purchase Agreement; (c) the failure of Purchaser to pay the Deposit or Additional Deposit when required or (d) the failure by the Parties hereto to execute and deliver the formal Purchase Agreement within 45 days after the execution of this letter, this letter shall terminate and the Parties shall be released from all liabilities and obligations with respect to the subject matter hereof, except as provided in the second paragraph of page 1 of this letter.

14.    Jurisdiction and Venue. All claims arising out of the interpretation, application or enforcement of this Agreement, including, without limitation, any breach hereof, shall be settled by final and binding arbitration in held exclusively in Los Angeles County, California  in accordance with the commercial rules then prevailing of the American Arbitration Association by a single (1) arbitrator appointed by the American Arbitration Association. The decision of the arbitrator shall be binding on the Parties and may be entered and enforced in any court of competent jurisdiction by either party. The arbitration shall be pursued and brought to conclusion as rapidly as is possible. Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

15.    Counterparts. This letter may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

16.    Governing Law. This letter shall be governed by the laws of the State of California, without regard to such state’s principles of conflicts of laws.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing two copies of this letter in the spaces provided below and returning one copy to Purchaser.

Generex Biotechnology Corporation	Emmaus Life Sciences, Inc.

By:	By:

Title:	Title:

Accepted and agreed on Date:

Yutaka Niihara, MD, MPH

Accepted and agreed on Date: